Exhibit 8.01

Subsidiaries of Oi S.A.

Name of Subsidiary	Jurisdiction of Incorporation
Telemar Norte Leste S.A.	Brazil
TNL PCS S.A.	Brazil
Telemar Internet Ltda.	Brazil
Paggo Empreendimentos S.A.	Brazil
Paggo Administradora de Crédito Ltda.	Brazil
Paggo Acquirer Gestão de Meios de Pagamentos Ltda.	Brazil
SEREDE – Serviços de Rede S.A.	Brazil
Dommo Empreendimentos Imobiliários S.A.	Brazil
Oi Serviços Financeiros S.A.	Brazil
BrT Serviços de Internet S.A.	Brazil
14 Brasil Telecom Celular S.A.	Brazil
Brasil Telecom Cabos Submarinos Ltda.	Brazil
Brasil Telecom Subsea Cable Systems (Bermuda) Ltd.	Bermuda
Brasil Telecom of America Inc.	United States
Brasil Telecom de Venezuela S.A.	Venezuela
Brasil Telecom de Colombia S.A.S.	Colombia
Internet Group do Brasil S.A.	Brazil
Brasil Telecom Comunicação Multimídia Ltda.	Brazil
Brasil Telecom Call Center S.A.	Brazil
BrT Card de Serviços Financeiros Ltda.	Brazil
Copart 4 Participações S.A.	Brazil
Caryopoceae SP Participações S.A.	Brazil
Bryophyta SP Participações S.A.	Brazil
Copart 5 Participações S.A.	Brazil
Rio Alto Participações S.A.	Brazil
Oi Paraguay Multimedia Comunicaciones S.R.L.	Paraguay
Oi Brasil Holdings Coöperatief U.A	The Netherlands
Pointer Networks S.A	Brazil
Vex WiFi Canada Ltd.	Canada
Vex Chile Networks Servicios Tecnológicos Limitada	Chile
Vex Colombia Ltda.	Colombia
Vex Panama S.A.	Panama
Pointer Perú S.A.C.	Peru
Vex Portugal S.A.	Portugal
Vex Wi-Fi S.A.	Uruguay
Vex Venezuela C.A.	Venezuela
Vex Bolivia SRL	Bolivia
Limited Liability Company “VEX Ukraine”	Ukraine
Vex Wi-Fi Tecnología España, S.L.	Spain
Vex USA Inc.	United States
Vex Paraguay S.A.	Paraguay
Circuito das Águas Telecomunicações S.A.	Brazil